EXHIBIT 99.3

BreitBurn Energy Partners I, L.P.

CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2007 (UNAUDITED), AND DECEMBER 31, 2006 AND 2005,
AND FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31,
2006 AND 2005

SUPPLEMENTAL FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

Report of Independent Auditors

To the Partners of BreitBurn Energy Partners I, L.P.

In our opinion, the accompanying balance sheets and related statements of operations, comprehensive income (loss), changes in partners’ capital, and changes in cash flows present fairly, in all material respects, the financial position of BreitBurn Energy Partners I, L.P. (the “Company”) at December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers, LLP
Phoenix, Arizona

May 31, 2007

BreitBurn Energy Partners I, L.P.

Balance Sheet
As of March 31, 2007 and December 31, 2006 and 2005

	March 31,	December 31,	December 31,
	2007	2006	2005
	(Unaudited)
Assets

Current assets
Cash	$-	$121,874	$1,632,335
Accounts receivable	2,673,615	2,753,706	1,900,920
Prepaid expenses and other	117,365	146,752	167,310

Total current assets	2,790,980	3,022,332	3,700,565

Property and equipment
Oil and gas properties, successful efforts method	41,480,354	41,469,672	39,569,522
Accumulated depletion, units of production method	(3,356,835)	(3,159,078)	(2,306,684)

Net property and equipment	38,123,519	38,310,594	37,262,838

Total assets	$40,914,499	$41,332,926	$40,963,403

Liabilities and Partners’ Capital

Current liabilities
Accounts payable and accrued liabilities	$2,428,681	$1,985,484	$2,057,687
Hedge liability	11,702,743	14,153,936	14,006,568
Derivative settlements payable	1,115,829	1,191,098	1,145,707

Total current liabilities	15,247,253	17,330,518	17,209,962

Asset retirement obligation	158,166	154,277	90,935
Hedge liability	-	-	13,177,301
Other long-term liabilities	402,182	402,182	-

Total liabilities	15,807,601	17,886,977	30,478,198

Partners’ capital
General partner	368,134	376,036	376,728
Limited partner	36,441,507	37,223,849	37,292,346
Accumulated other comprehensive loss	(11,702,743)	(14,153,936)	(27,183,869)

Total partners’ capital	25,106,898	23,445,949	10,485,205

Total liabilities and partners’ capital	$40,914,499	$41,332,926	$40,963,403

BreitBurn Energy Partners I, L.P.

Statement of Operations
For the three-months periods ended March 31, 2007 and 2006 and the years ended December 31, 2006 and 2005

	Three-Month Periods		Years Ended
	Ended March 31,		December 31,
	2007	2006	2006	2005
	(Unaudited)	(Unaudited)
Revenues
Oil sales	$4,302,769	$5,096,083	$20,990,692	$18,274,056
Hedge loss	(3,023,928)	(3,585,544)	(15,518,703)	(12,437,991)
Gas sales	11,603	39,837	156,272	273,225

Total revenues	1,290,444	1,550,376	5,628,261	6,109,290

Costs and expenses
Lease operating expenses	1,713,480	973,467	4,457,116	4,230,115
Production taxes	126,938	113,140	342,702	379,220
Depletion, depreciation and amortization	201,646	212,819	866,420	828,912
General and administrative expenses	37,610	11,774	40,369	87,469

Total costs of operations	2,079,674	1,311,200	5,706,607	5,525,716

Income (loss) from operations	(789,230)	239,176	(78,346)	583,574

Other (income) expense, net	1,014	1,119	(9,157)	37,812

Net income (loss)	$(790,244)	$238,057	$(69,189)	$545,762

BreitBurn Energy Partners I, L.P.

Statement of Comprehensive Income (Loss)
For the three-months periods ended March 31, 2007 and 2006 and the years ended December 31, 2006 and 2005

	Three-Month Periods		Years Ended
	Ended March 31,		December 31,
	2007	2006	2006	2005
	(Unaudited)	(Unaudited)

Net income (loss)	$(790,244)	$238,057	$(69,189)	$545,762

Change in derivative fair value	2,451,193	(56,955)	13,029,933	(9,003,625)

Comprehensive income (loss)	$1,660,949	$181,102	$12,960,744	$(8,457,863)

BreitBurn Energy Partners I, L.P.

Statement of Changes in Partners’ Capital
For the three-month periods ended March 31, 2007 and
the years ended December 31, 2006 and 2005

	General	Limited	Accumulated	Total
	Partner	Partner	Other	Partner
	Capital	Capital	Comprehensive Loss	Capital
Balance, December 31, 2004	$348,324	$34,480,337	$(18,180,244)	$16,648,417
Partner contributions	27,828	2,755,000	-	2,782,828
Net income	5,458	540,304	-	545,762
Change in fair value of
derivative instruments	-	-	(9,003,625)	(9,003,625)
Partner distributions	(4,882)	(483,295)	-	(488,177)
Balance, December 31, 2005	$376,728	$37,292,346	$(27,183,869)	$10,485,205
Net loss	(692)	(68,497)	-	(69,189)
Change in fair value of
derivative instruments	-	-	13,029,933	13,029,933
Balance, December 31, 2006	$376,036	$37,223,849	$(14,153,936)	$23,445,949
Net loss (unaudited)	(7,902)	(782,342)	-	(790,244)
Change in fair value of
derivative instruments (unaudited)	-	-	2,451,193	2,451,193
Balance, March 31, 2007 (unaudited)	$368,134	$36,441,507	$(11,702,743)	$25,106,898

BreitBurn Energy Partners I, L.P.

Statement of Cash Flows
For the three-months periods ended March 31, 2007 and 2006 and the years ended December 31, 2006 and 2005

	Three-Month Periods		Years Ended
	Ended March 31,		December 31,
	2007	2006	2006	2005
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income (loss)	$(790,244)	$238,057	$(69,189)	$545,762
Adjustments to reconcile net income to net cash provided by operating activities
Depletion, depreciation and amortization	201,646	212,819	866,420	828,912
Changes in assets and liabilities
Accounts receivable, net	80,091	300,362	(852,787)	(352,085)
Prepaid expenses and other	29,387	(43,583)	20,558	26,266
Accounts payable and accrued liabilities	30,001	222,146	375,370	1,111,385

Net cash provided (used) by operating activities	(449,119)	929,801	340,372	2,160,240

Cash flows from investing activities
Expenditures for oil and gas properties	(10,682)	(741,237)	(1,850,833)	(3,315,150)

Net cash used in investing activities	(10,682)	(741,237)	(1,850,833)	(3,315,150)

Cash flows from financing activities
Book overdraft	337,927	-	-	-
Capital contributions from partners	-	-	-	2,782,828
Distributions to partners	-	-	-	(488,177)

Net cash provided by financing activities	337,927	-	-	2,294,651

Net increase (decrease) in cash and cash equivalents	(121,874)	188,564	(1,510,461)	1,139,741

Cash and cash equivalents
Beginning of year	121,874	1,632,335	1,632,335	492,594

End of year	$-	$1,820,899	$121,874	$1,632,335

BreitBurn Energy Partners I, L.P.
Notes to the Financial Statements

1.	Organization and Description of Operations

BreitBurn Energy Partners I, L.P. (the “Company”), a Texas limited partnership, was formed on March 26, 2003 and will expire on or before April 1, 2023. The Partnership commenced operations on May 5, 2003. The principal office and place of business of the Company is located in Los Angeles, California. The Company is engaged in the acquisition, exploration, development and production of the Sawtelle and East Coyote oil and gas properties in Los Angeles County, California. All of the Partnership revenues were derived from these properties.

The Company is operated by BEP (GP) I, LLC (“BEPGP”), the 1% general partner. TIFD III-X, LLC is the limited partner with a 99% partnership interest (see note 6 - Subsequent Event for information regarding the sale by TIFD III-X of its limited partner interest). The profits and losses of the Company are allocated to the partners in accordance with the terms of the Partnership agreement.

2.	Significant Accounting Policies

Revenue Recognition

Revenues associated with sales of crude oil and natural gas owned by the Company are recognized when title passes from the Company to its customers. Revenues from properties in which the Company has an interest with other partners are recognized on the basis of the Company’s working interest (entitlement method of accounting). The Company generally markets 100% of natural gas production from its operated properties and pays its partners for their working interest shares of natural gas production sold. As a result, the Company has no natural gas producer imbalance positions.

Cash and Cash Equivalents

Cash and cash equivalents include short-term investments with an original maturity of three months or less.

Accounts Receivable

The Company’s accounts receivable are primarily from purchasers of crude oil and natural gas. Crude oil receivables are generally collected within 30 days after the end of the month. Natural gas receivables are generally collected within 60 days after the end of the month. The company sells its crude oil and natural gas to long time purchasers and it collects virtually all of it accounts receivable due. The Company reviews its outstanding accounts receivable balances on a monthly basis and records a reserve for amounts that it expects will not be fully recovered. Actual balances are not applied against the reserve until substantially all collection efforts have been exhausted. For the periods presented, the Company did not carry an allowance for doubtful accounts receivable.

Oil and Gas Properties

The Company follows the successful efforts method of accounting. Lease acquisition and development costs (tangible and intangible) incurred, including internal acquisition costs, relating to proved oil and gas properties are capitalized. Delay and surface rentals are charged to expense as incurred. Dry hole costs incurred on exploratory wells are expensed. Dry hole costs associated with developing proved fields are capitalized. Geological and geophysical costs related to exploratory operations are expensed as incurred.

Upon sale or retirement of proved properties, the cost thereof and the accumulated depletion, depreciation and amortization are removed from the accounts and any gain or loss is recognized in the statement of operations. Maintenance and repairs are charged to operating expenses. Depletion of proved oil and gas properties, net of any anticipated proceeds from equipment salvage and sale of surface rights, as well as the estimated cost of future abandonment and restoration of well sites and associated facilities, are computed on a property-by-property basis and recognized using the units-of-production method.

BreitBurn Energy Partners I, L.P.
Notes to the Financial Statements

2.	Significant Accounting Policies (Continued)

Impairment of Assets

Oil and gas properties are regularly assessed for possible impairment, generally on a field-by-field basis where applicable; using the estimated undiscounted future cash flows of each field. Impairment losses are recognized when the estimated undiscounted future cash flows are less than the current net book values of the properties in a field.

Impairment charges are also made for other long-lived assets when it is determined that the carrying values of the assets may not be recoverable.

The Company did not record an impairment charge as of March 31, 2007 or during 2006 or 2005.

Asset Retirement Obligations

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement requires that the Company recognize liabilities related to the legal obligations associated with the retirement of its tangible long-lived assets at fair values in the periods in which the obligations are incurred (typically when the assets are installed). These obligations include the required plugging and abandonment of oil and gas wells and facilities and the removal, closure and site restoration of certain facilities.

Under SFAS No. 143, when the liabilities for asset retirement obligations are initially recorded at fair values, capital costs of the related assets will be increased by equal corresponding amounts. Over time, changes in the present value of the liabilities will be accreted and expensed and the capitalized asset costs will be depreciated over the useful lives of the corresponding assets. Because SFAS No. 143 requires the use of interest accretion for revaluing asset retirement obligation liabilities as a result of the passage of time, associated accretion costs will be higher near the end of the fields’ lives when oil and gas production and related revenues are at their lowest levels.

Derivative Instruments

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Company’s balance sheet and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge. For derivatives designated as cash flow hedges, unrealized changes in fair value are recognized in other comprehensive income; to the extent the hedge is effective, until the hedged item is recognized in earnings. Hedge effectiveness is measured based on the relative changes in fair value between the derivative contract and the hedged item over time. All unrealized changes in fair value attributable to the Company’s derivative instruments were recorded in other comprehensive income. All realized changes were recorded in earnings.

BreitBurn Energy Partners I, L.P.
Notes to the Financial Statements

2.	Significant Accounting Policies (Continued)

Income Taxes

The Company is not subject to income tax as it has elected to be taxed as a partnership for income tax reporting purposes and the income or loss of the Company is included in the income tax returns of the members.

Concentration of Credit Risk

The Company maintains its cash accounts primarily with a single bank and invests cash in money market accounts, which the Company believes to have minimal risk. As operator of jointly owned oil and gas properties, the Company sells oil and gas production to U.S. oil and gas purchasers and a related party, and pays vendors on behalf of joint owners for oil and gas services. Both purchasers and joint owners are located primarily in the Western United States. The risk of nonpayment by the purchasers or joint owners is considered minimal and has been considered in the Company’s allowance for doubtful accounts.

Environmental Concerns

The Company is continually taking actions it believes necessary in its operations to ensure conformity with applicable federal, state and local environmental regulations. As of March 31, 2007, the Company has not been fined or cited for any environmental violations, which would have a material adverse effect upon capital expenditures or operating results of the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The financial statements are based on a number of significant estimates including oil and gas reserve quantities, which are the basis for the calculation of depletion and impairment of oil and gas properties.

BreitBurn Energy Partners I, L.P.
Notes to the Financial Statements

3.	Fair Value of Financial Instruments

Cash, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximates their fair market value because of the short-term maturity of these instruments.

The Company periodically hedges a portion of its oil and gas production through futures and swap agreements. The purpose of the hedge is to stabilize its exposure to commodity price risk in the volatile environment of oil and gas prices. All of the Company’s swap agreements in place at March 31, 2007 are designated as cash flow hedges. At March 31, 2007 cash flow hedges consisted of a swap contract to hedge 954 barrels of oil production per day from April 1, 2007 through December 31, 2007. This contract has a swap price of $23.01 per barrel. The net fair value of this contract was $ 12,818,572 at March 31, 2007. At December 31, 2006 and 2005, the net fair value of the swap contracts was $(15,345,034) and $(28,326,259), respectively. See note 6 - Subsequent Event for information on the break up of this contract.

4.	Asset Retirement Obligation

The Company’s asset retirement obligation is based on the Company’s net ownership in wells and facilities and management’s estimate of the costs to abandon and reclaim those wells and facilities as well as an estimate of the future timing of the costs to be incurred.

The total undiscounted amount of future cash flows required to settle asset retirement obligations is estimated to be $14,967,496 at March 31, 2007 and December 31, 2006 and $9,422,229 at December 31, 2005. Payments to settle asset retirement obligations occur over the operation lives of the assets, estimated to be 48 years at March 31, 2007. Estimated cash flows have been discounted at the Company’s credit adjusted risk free rate of 10 percent and an inflation rate of 2 percent.

Changes in the asset retirement obligation for the three-month periods ended and years ended:

	March 31,	December 31,	December 31,
	2007	2006	2005
	(Unaudited)
Carrying amount, beginning of period	$154,277	$90,935	$26,616
Revisions (1)	-	49,317	61,051
Accretion expense	3,889	14,025	3,268
Carrying amount, end of period	$158,166	$154,277	$90,935

(1) Increased cost estimates and revisions to reserve life.

BreitBurn Energy Partners I, L.P.
Notes to the Financial Statements

5.	Related-Party Transactions

BEP GP retains a general partner equity interest in the Partnership and continues to be the operator of the Sawtelle and East Coyote oil and gas fields. Under the terms of the Agreement of Limited Partnership BEP GP earns a management fee based on a percentage of net operating profit for providing this service to the Partnership. Because of the first quarter operating loss, no management fee was charged by BEP GP for the three months ended March 31, 2007. The management fee attributable to the three months ended March 31, 2006 was approximately $22,506. Management fee amounts of $54,110, and $78,712 were recognized for the years ended December 31, 2006 and 2005, respectively.

BEP GP sells oil and gas production on behalf of the general and limited partners to U.S. oil and gas purchasers and BreitBurn Energy Company L.P. (BEC LP), an affiliate of the Company, and pays vendors on behalf of joint owners for oil and gas services. The oil and gas production sold to the related party constituted approximately 53%, 52%, 53% and 51% of the total oil and gas sales for the three-month periods ended March 31, 2007 and 2006, and years ended December 31, 2006 and 2005, respectively. The oil and gas production sold to unaffiliated U.S. oil and gas purchasers constituted approximately 47%, 48%, 47% and 49% of the total oil and gas sales for the three-month periods ended March 31, 2007 and 2006, and years ended December 31, 2006 and 2005, respectively.

BEC LP acts as drill site operator of the Sawtelle lease. BEC LP has a working interest in a portion of the oil and gas leases and reimburses the Company for its portion of the lease operating expenses and capital expenditures. At March 31, 2007 and December 31, 2006 and 2005 the Company had recorded receivables of $1,109,053, $1,229,629 and $674,136, respectively, from BEC LP.

6.	Subsequent Event

On May 25, 2007, BreitBurn Operating L.P. (“BreitBurn Operating”), a wholly owned subsidiary of BreitBurn Energy Partners L.P. entered into an ORRI Distribution Agreement and Limited Partner Interest Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with TIFD X-III LLC (“TIFD”), pursuant to which BreitBurn Operating agreed to acquire TIFD’s 99% limited partner interest in the Company, as a limited partner, for a total purchase price of approximately $82 million. As part of the purchase transaction, BreitBurn Operating immediately terminated the existing hedge contracts associated with the properties (see note 3) at a cost of approximately $10.4 million.

BreitBurn Energy Partners I, L.P.
SUPPLEMENTAL FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

COSTS INCURRED RELATING TO OIL AND GAS PRODUCING ACTIVITIES

The aggregate capitalized costs relative to oil producing activities are as follows:

	2006	2005

Unproved oil properties	$-	$-
Proved oil properties	41,469,672	39,569,522

	41,469,672	39,569,522
Accumulated depreciation, depletion, and amortization	(3,159,078)	(2,306,684)

Net capital costs	$38,310,594	$37,262,838

The following table sets forth information with respect to costs incurred, whether expensed or capitalized, in oil and gas activities for the years ended December 31, 2006 and 2005:

	2006	2005

Property acquisition costs:
Unproved	$-	$-
Proved	-	-
Exploration costs	-	-
Development costs	1,850,833	3,315,150

Total	$1,850,833	$3,315,150

BreitBurn Energy Partners I, L.P.
SUPPLEMENTAL FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

ESTIMATED CRUDE OIL AND NATURAL GAS RESERVES

The following information regarding estimates of the Company’s proved crude oil and natural gas reserves, all located in the United States, is based on reports prepared on behalf of the Company by petroleum engineers. Because oil reserve estimates are inherently imprecise and require extensive judgments of reservoir engineering data, they are generally less precise than estimates made in conjunction with financial disclosures. The revisions of previous estimates as reflected in the table below result from more precise engineering calculations based upon additional production histories and price changes:

I) Estimated Quantities of Oil and Natural Gas Reserves

	2006 (a)		2005 (a)
	Oil	Gas	Oil	Gas
Proved Reserves	MBbl	MMcf	MBbl	MMcf
Beginning Balance	16,218.2	1,286.1	17,640.6	1,079.1
Revision of Previous Estimates (b)	205.5	(613.2)	(1,058.3)	241.2
Extensions, Discoveries and Additions	-	-	-	-
Improved Recovery	-	-	-	-
Purchase of Reserves In-Place	-	-	-	-
Sale of Reserves In-Place	-	-	-	-
Production	(356.0)	(25.1)	(364.1)	(34.1)
Ending Balance	16,067.6	647.9	16,218.2	1,286.1

Proved Developed Reserves
Beginning Balance	9,671.3	1,118.0	11,112.5	910.9
Ending Balance	9,481.0	560.4	9,671.3	1,118.0

(a) Includes 1% minority interest of General Partner that was not purchased by BBEP.
(b) Total changes due Technical Revisions and Economic Factors (i.e., Prices, Differentials, Operating Expenses, etc.)

BreitBurn Energy Partners I, L.P.
SUPPLEMENTAL FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS FROM OIL AND GAS OPERATIONS AND CHANGES THEREIN

The standardized measure of discounted future net cash flows was determined based on the economic conditions in effect at the end of the years presented, except in those instances where fixed and determinable gas price escalations are included in contracts. The disclosures below do not purport to present the fair market value of the Company’s oil and gas reserves. An estimate of the fair market value would also take into account, among other things, the recovery of reserves in excess of proved reserves, anticipated future changes in prices and costs, a discount factor more representative of the time value of money, and risks inherent in reserve estimates. The standardized measure of discounted future net cash flows is presented as follows:

II) Standardized Measure of Discounted Future Net Cash Flows (M$)

	2006 (a)	2005 (a)
Future Cash Inflows	$883,648.4	$885,941.6
Future Development Costs	(29,837.0)	(47,433.5)
Future Production Expense (b)	(334,840.2)	(246,032.8)
Future Income Tax Expense	0.0	0.0
Future Net Cash Flows	$518,971.2	$592,475.3
Discounted at 10% per year	(357,594.1)	(416,377.0)
Standardized Measure of Discounted Future Net Cash Flows	$161,377.1	$176,098.3

(a) Includes General Partner minority interest of:	$1,613.8	$1,761.0
(b) Includes Production & Ad Valorem Taxes plus Operating Expenses

The following are the principal sources of changes in the standardized measure of discounted future net cash flows:

III) Changes to Standardized Measure of the Future Net Cash Flows (M$)

	2006 (a)	2005 (a)
Beginning Balance	$176,098.3	$116,020.8
Sales, net of production expense	(16,347.0)	(13,938.0)
Net change in sales & transfer prices, net of production expense	(33,769.6)	70,772.1
Previously estimated development costs incurred during year	7,783.9	6,640.1
Changes in estimated future development costs	16,627.5	(5,616.1)
Extensions, discoveries & improved recovery, net of costs	0.0	0.0
Purchase of reserves in-place	0.0	0.0
Sale of reserves in-place	0.0	0.0
Revision of quantity estimates & timing of estimated production	(6,625.6)	(9,382.6)
Accretion of discount	17,609.8	11,602.1
Net change in income taxes	0.0	0.0
Ending Balance	$161,377.3	$176,098.3

(a) Includes General Partner minority interest of:	$1,613.8	$1,761.0